Exhibit 10.34
GM OFFSHORE, INC.
SUPPLEMENTAL INCOME PLAN
1.	Establishment and Purpose of Plan

1.1
Establishment and Duration of Plan. The Board of Directors of GM Offshore, Inc., (the “Company”), a Delaware corporation, hereby establish the Supplemental income Plan of GulfMark Offshore, Inc. and its successors, effective as of the first day of January, 2000. By executing a Participation Agreement, an Executive agrees to the terms of the Plan. The Plan shall continue until terminated by the Board of Directors of the Company, subject to the provisions of Section 7.1.

1.2
Purpose of Plan. The Company has entered or intends to enter into collateral assignment split-dollar insurance agreements with certain of its executive or highly-compensated employees whereby the Company will pay the premiums on a whole life insurance policy on the life of the employee. The purpose of the Plan is to provide a means of vesting in the participating employees an amount measured by the outstanding cash value of the life insurance policy, which amount may vary among participating employees and which will increase over time, such that at the end of a certain term of continuous, full time employment with the Company, the participating employee will have earned an amount in his or her Deferred Benefit Account equal to the full cash value of the policy less the cash value in excess of the amount owed to the company under the Split-Dollar Insurance Agreement for premiums paid by the Company. When the participating employee is fully vested, the amount of his or her Deferred Benefit Account, when added to the employee’s ownership of excess cash value in the employee’s policy, will equal one hundred percent of the cash value of the policy. The Plan will also provide each participating employee’s beneficiaries with certain benefits in the event the employee’s employment is terminated on account of death.

2.	Definitions

2.1
“Annual Vesting Percentage” means the fixed amount, expressed as a number of percentage points, established in an Executive’s Participation Agreement, by which the Cumulative Vested Percentage increases at the beginning of each year of continuous, full time employment, beginning on the first anniversary of the Executive’s Entry Date. If an Executive’s Annual Vesting Percentage is specified as one hundred percent (100%), the Executive shall be fully vested in his or her Deferred Benefit Account as of the Executive’s Entry Date.

2.2
“Beneficiary” means, with respect to an Executive, the person or persons who are designated as such in the Executive’s Participation Agreement. The Executive shall have the right to amend or change the designation of the Executive’s Beneficiary from time to time by written notice provided to the Company, signed by the Executive.

2.3
“Cause” means, with respect to the termination of Executive’s employment by the Company, anyone or more of the following: a breach by Executive of one or more of his duties to the Company, which breach is material to the purposes or business of the Company; gross neglect by Executive of his duties or obligations to the Company which results in substantial damage to the business or operations of the Company; the intentional infliction by Executive of substantial damage to the business or operations of the Company; Executive’s conviction of a federal or state felony offense or his conviction of any other criminal offense that would impair his ability to perform his duties hereunder or would impair the Company; and Executive’s commission of a willful serious act, such as fraud, embezzlement or theft against the Company. For purposes of this definition of “Cause,” the company shall be deemed to include the Company, its parent and any subsidiary or affiliate of the Company and its parent by which Executive may be employed.

2.4	“Company” means GM Offshore, Inc., a Delaware corporation having its registered address at 5 Post Oak Park, Suite 1170, Houston, Texas 77027, or any successor thereto, and its subsidiaries.

2.5
“Cumulative Vested Percentage” means the cumulative number of percentage points, not to exceed 100, which begins at a certain number (which may be zero) as of the entry Date and which increases annually by the Annual Vesting Percentage on the first day of each year of employment beginning with the first anniversary of an Executive’s Entry Date. The Cumulative Vested Percentage is used to determine the credit to an Executive’s Deferred Benefit Account as of any time under the Plan.

2.6
“Deferred Benefit Account” means the account being administered for the benefit of Executive under Article 3 of the Plan. Such account shall consist of amounts credited to such account pursuant to the Plan. Such account shall not actually be funded but shall be a bookkeeping account established on the Company’s records.

2.7
“Employed” or “employment,” when used with regard to an Executive’s employment with the Company its parent and any subsidiary or affiliate of the Company or its parent, shall mean and refer to active, continuous employment on a full-time basis.

2.8	“Entry Date” with regard to any Executive means the date established as such in the Executive’s Participation Agreement under the Plan.

2.9
“Excess Cash Value” means the amount of cash surrender value in an Executive’s Policy in excess of the amount owed to the Company under the Executive’s Split-Dollar Agreement, after deduction of any loans to the Company against cash value.

2.10
“Executive” means any employee who is designated as eligible to participate in the Plan by the Board of directors of the Company, who has executed a Participation Agreement, and who has a Split-Dollar Insurance Agreement with the Company. Only management and highly paid employees within the meaning of the Employee Retirement Income and Security Act of 1974 shall be eligible to participate.

2.11	“Gross Cash Value” means the cash value of a Policy without consideration or deduction of any loans against cash value.

2.12
“Participation Agreement” means the agreement executed by an Executive upon being admitted to the Plan. The Participation Agreement shall be an integral part of the Plan with respect to the Executive who executes such Participation Agreement.

2.13	“Plan” means the Supplemental Income Plan of the Company and its successors as established and described herein as the same may hereafter from time to time be amended.

2.14
“Policy” means a policy of whole life insurance on the life of an Executive, owned by the Executive, the premiums of which are being paid by the Company, and which has been collaterally assigned to the Company to secure the repayment of the premiums paid by the Company.

2.15	“Normal Retirement Age” means, with respect to an Executive, the date established as such in his Participation Agreement.

2.16
“Split-Dollar Insurance Agreement” means, for purposes of the Plan, an agreement between the Company and an Executive pursuant to which the Company agrees to advance the premiums due on a Policy owned by Executive, which advances are secured by a collateral assignment of the Policy.

2.17
“Retirement Date” means, with respect to an Executive, the earlier of (a) the date on which he attains his Normal Retirement Age or (b) the date of termination of his employment with the Company for any reason other than termination for Cause or the Executive’s death.

3.	Administration of Accounts

Subject to all other terms and conditions of the Plan, if an Executive remains employed by the company, then on each anniversary of an Executive’s Entry Date, beginning with the first such anniversary, the amount of the Cumulative Vested percentage applicable to the Executive shall increase by the Annual Vesting Percentage until such time that the Executive’s Cumulative Vested Percentage shall not exceed one hundred percent (100%). The Cumulative Vested percentage shall not exceed one hundred percent. To determine the amount of the credit in an Executive’s Deferred Benefit Account as of any time, the then-outstanding Gross Cash Value of the Executive’s Policy shall be multiplied by the Cumulative Vested Percentage as of that time and from the result thus obtained there shall be subtracted an amount equal to the Excess Cash Value in the Executive’s Policy; the remaining amount after such subtraction shall be the amount of the credit in the Executive’s Deferred Benefit Account, which in no event shall be less than zero.

4.	Payment of Benefits

4.1
If an Executive has remained employed by the Company from the Executive’s Entry Date, then on the Executive’s Retirement Date the Company will pay to the Executive the full balance of his or her Deferred Benefit Account, determined as of that date in the manner provided in Article 3, in a lump sum less any required withholding of taxes or other sums. Nothing in this Plan shall affect the Company’s rights under the Executive’s Split-Dollar Insurance Agreement which shall be and remain a separate agreement between the Company and the Executive, and the Company shall retain whatever rights and interest it may then have to repayment of the premiums paid by the Company pursuant to the Executive’s Split-Dollar Insurance Agreement and the related collateral assignment of the Policy, but in no event shall the Executive personally owe any portion of the premiums so paid.

4.2
If an Executive’s employment with the Company is terminated on account of his or her death, and the Executive has not received and is not entitled to receive the benefits payable under Section 4.1 as of his or her death, then the Company will make a lump-sum payment to the Executive’s Beneficiary, within thirty (30) days following the date of payment of proceeds under the Executive’s Policy, of an amount in cash equal to that portion of the Policy Proceeds payable to the Company under the terms of the Executive’s Split-Dollar Insurance Agreement and related collateral assignment for premiums advanced by the Company.

5.	Rights and Duties of Executives

5.1
No Executive or any other person shall have any interest in any fund or in any specific asset or assets of the Company by reason of this Plan, or for any other reason, or have any right to receive any distributions under the Plan except as and to the extent expressly provided under the Plan. An Executive is a general creditor of the Company.

5.2	Each Executive shall receive an updated copy of the Plan and shall receive copies of any modifications or amendments to the Plan within ten (10) days after their adoption.

5.3
No right of any Executive to receive a payment under this Plan shall be subject to alienation, transfer, sale, assignment, pledge, attachment, garnishment or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such payments whether presently or hereafter payable shall be void. No payment under this Plan shall be subject to debts or liabilities of any Executive.

5.4	No payment of any kind shall be due under this Plan to any Executive or the Beneficiary of such Executive, whose employment with the Company is terminated for cause.

5.5
Every Executive receiving or claiming a payment under this Plan shall be presumed to be mentally competent until the date on which the Company receives a written notice in a form and manner acceptable to the Company that such person is incompetent and that a guardian, conservator or other person legally vested with the interest of his or her estate has been appointed. If a guardian or conservator of the estate of any person receiving or claiming a payment under this Plan is appointed, the payment may be made to such guardian or conservator provided that the proper proof of appointment and continuing qualification is furnished in a form and manner acceptable to the Company. Any payment so made shall be a discharge and satisfaction of any liability of the Company for such payment.

5.6
Each Executive entitled to receive a credit or payment under the Plan shall provide the Company with such information it may from time to time deem necessary or in its best interest in administering the Plan. Any such person shall also furnish the Company with such documents, evidence, data or other information as the Company may from time to time deem necessary of advisable.

6.	Duties of the Plan Administrator

6.1	The Plan shall be administered by the Plan Administrator.

6.2
The Plan Administrator may from time to time establish rules and regulations for the administration of the Plan and adopt standard forms for such matters as elections, beneficiary designations and applications for benefits, provided such rules and forms are not inconsistent with the provisions of the Plan.

6.3
All determinations of the Plan Administrator shall be binding on all parties, subject to the rights of any party to obtain de novo review of the Plan Administrator’s interpretations of the Plan or its terms and the Plan Administrator’s factual determinations, by any’ court of competent jurisdiction under applicable law. The Plan Administrator shall not be deemed to have discretion in the interpretation of the Plan and its terms. In construing or applying the provisions of the Plan, the Company shall have the right to rely upon a written opinion of legal counsel, which may be independent legal counsel or legal counsel regularly employed by the Company, whether or not any question or dispute has arisen as to any distribution from the Plan.

6.4
The Plan Administrator shall be responsible for maintaining books and records for the Plan. Each Executive shall be notified once annually upon request of the applicable credit amount of his Deferred Benefit Account.

7.	Amendment or Termination

7.1	The Company reserves the right to amend, modify, terminate or discontinue the Plan at any time. However, no such amendment, modification, termination or discontinuance shall have the effect of:

(a) Reducing the value of an Executive’s Deferred Benefit Account below the amount of the credit in such account as of the date of such amendment, modification, termination or discontinuance.

(b) Deferring the time at which benefits shall be paid to an Executive pursuant to the Plan.

(c) Eliminating, reducing or diminishing in any way an Executive’s Annual Vesting Percentage, or any increases to an Executive’s Cumulative Vested percentage or Deferred Benefit Account which the Executive would otherwise have been entitled to receive under the Plan if the amendment, modification, termination or discontinuance had not occurred.

7.2
An Executive’s participation in this Plan shall terminate upon the Executive’s death, and the deceased Executive’s Deferred Benefit Account will be reduced to zero (0) effective immediately upon such termination. No distribution or payment of benefits of any kind shall be due to the heirs, successors or beneficiaries of the deceased Executive under this Plan except as expressly provided in Section 4.2 above, however, nothing in this Plan shall in any way affect, limit or restrict the payment of the death benefit payable under the Policy to the beneficiaries named in the policy, subject to the Company’s rights under the Executive’s Split-Dollar Insurance Agreement.

8.	Not a Contract of Employment

8.1
This Plan is not a contract of employment between an Executive and the Company, nor does this Plan modify the “at-will” nature of an executive’s employment with the Company. No provision of this Plan restricts the right of the Company to discharge an Executive, whether with or without Cause, for any lawful reason, or restricts the right of an Executive to terminate his employment.

9.	Claims Procedure

9.1
If a benefit under this Plan is not paid to an Executive and such person believes that he or she is entitled to receive it, a claim shall be made in writing the Plan Administrator within sixty (60) days from the date the payment was to be made. Such claim shall be reviewed by the Plan Administrator and the Company. If the Claim is denied, in full or in part, the Plan Administrator shall provide written notice within ninety (90) days of the submission of the claim setting forth the specific reasons for denial. The notice shall include specific reference to the provisions of the Plan upon which the denial is based and any additional material or information necessary to perfect the claim, if any. Such written notice shall also indicate the steps to be taken if a review of the denial is desired.

9.2
If the claim is denied and a review is desired, the claimant shall notify the Plan Administrator in writing within sixty (60) days following the giving of notice of denial. A claim shall be treated as denied if the Plan Administrator does not take action in the aforesaid ninety (90) day period. In requesting review, the claimant may review this Plan or any documents relating to it and submit any written issues and comments he or she may feel appropriate. In his or her sole discretion, the Plan Administrator shall then review the claim and provide a written decision within sixty (60) days of the request for review. This decision likewise shall state the specific provisions of this Plan on which the decision is based. Nothing in this Article 9 is intended to limit the right of any Executive or Beneficiary to obtain de novo review of any interpretation of the Plan or its terms or any factual determination made by the Plan Administrator from a court of competent jurisdiction, in accordance with applicable law. The Plan Administrator shall not be deemed to have discretion in the interpretation of the Plan and its terms.

9.3
The Chairman of the Board, provided he or she is not the Executive, in which event it shall be the President or a Vice President who is not the Executive of the Company, is hereby designated as the Named Fiduciary and Plan Administrator of this Plan.

9.4
Any notice which any party mayor is required to give under this Plan shall be given in writing to the other party, at the address hereafter provided or at such other address as may be designated in writing by the party from time to time in a notice given pursuant to this paragraph, by (a) certified or registered mail, return receipt requested, postage prepaid, in which event notice shall be deemed given upon deposit in the United States Mail or (b) in the case of a notice to the Company, hand delivery to the representative of the Company designated below or such other representative as may be designated in writing by the company from time to time in a notice given to each Executive or Beneficiary, as the case may be, pursuant to this paragraph, or, in the case of a notice to an Executive or Beneficiary, hand delivery to the Executive or Beneficiary in either of which cases notice shall be deemed given upon delivery. Rejection or other refusal to accept or the inability to delivery because of a changed address of which no notice was given, shall be nevertheless effective notice for all purposes under this agreement.

Notices to the Company should be addressed to GM Offshore, Inc.,
Attn.: Chairman of the Board, 5 Post Oak Park, #1170, Houston, TX 77027.
Notices to an Executive or Beneficiary shall be sent to the address stated in the Executive’s Participation Agreement.

10.	Construction and Expense

10.1	Whenever the context so requires, words in the masculine include the feminine and words in the feminine include the masculine and the definition of any terms in the singular may include the plural.

10.2
An Executive’s Split-Dollar Insurance Agreement is a separate agreement to which this Plan refers. In the event of any conflict between the terms, provisions or interpretation of the Plan and the terms, provisions or interpretation of an Executive’s Split-Dollar Insurance Agreement, the Split-Dollar Insurance Agreement shall control unless the parties have expressly agreed in writing otherwise.

10.3	All expenses of administering the Plan shall be paid by the Company unless the Plan provides to the contrary.